SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 25, 2014

Xzeres Corp.
(Exact name of registrant as specified in its charter)

Nevada	000-54742	74-2329327
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9025 SW Hillman Court, Suite 3126	97070
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 503-388-7350

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 25, 2014, Frank Greco resigned as our CEO and from our board of directors. There was no disagreement with us on any matter related to our operations, policies or practices, nor was Mr. Greco removed for cause. Mr. Greco remains an employee and our president. His compensation package has been adjusted such that his salary is now $180,000 per year, plus any incentive bonuses for which he may qualify. In addition, we have accelerated the vesting of Mr. Greco’s remaining outstanding stock options. Mr. Greco’s revised employment agreement is attached hereto as Exhibit 10.1.

Also on August 25, 2014, we appointed David Hofflich to serve as our CEO and as a member of our board of directors. Mr. Hofflich, 43, had previously been working with us through his consulting firm, Hofflich & Associates. Mr. Hofflich has been the principal of Hofflich & Associates since its inception in October of 2010. Previously, from January 2009 until September 2010, he was a Director with Alix Partners. Mr. Hofflich holds a bachelor degree in accounting from SUNY Binghamton and a master in business administration and finance from Fordham University. Mr. Hofflich is a certified public accountant.

We asked Mr. Hofflich to join our board and become our CEO as a result of his recent work with us as a consultant, in addition to his 20 plus years of experience in advisory roles, crisis management, and senior management of companies in energy, manufacturing, distribution, and retail sectors. He has extensive experience in developing and implementing operational and financial strategies in difficult business.

Other than as disclosed below, there have not been any material financial relationships or transactions between us and Mr. Hofflich. Prior to becoming our CEO and joining our board, Mr. Hofflich consulted with us pursuant to a written consulting agreement between us and Hofflich & Associates. That agreement has terminated by mutual agreement as a result of Mr. Hofflich joining our board and becoming our CEO. In addition, Mr. Hofflich is presently a manager of our largest single customer since the beginning of the current fiscal year, Gale Force Master Fund LP. Mr. Hofflich is a director and partner of the general partner to Gale Force Master Fund L.P.

We have a written agreement with Gale Force, a copy of which is attached hereto as Exhibit 10.3. There have been no transactions between Gale Force and us since Mr. Hofflich joined our board and became our CEO. Since the start of the current fiscal year on March 1, 2014, our completed sales to Gale Force have been approximately $367,000 and at present we do not have any open orders from Gale Force. Although no commitments are in place for any current orders, we expect that sales to Gale Force over the balance of this fiscal year will be approximately 20-30% of our total sales during that same period.

We are a supplier of equipment only to Gale Force. It purchases our turbine products and installs them in the UK to generate power which Gale Force then sells to the UK electrical utility system via feed-in tariffs. Gale Force purchases our products on the same terms and conditions as our other customers and does not receive any preferential pricing or terms. Mr. Hofflich has not personally benefited from our sales to Gale Force to date. Going forward, he will not benefit from whatever sales we may make to Gale Force, save and except to the extent any such sales allow him to reach incentive bonus targets pursuant to our written employment agreement with Mr. Hofflich. He will not receive any financial benefit from Gale Force as a result of any such sales.

At present, all our sales orders are reviewed by the president or the CFO prior to acceptance, including for pricing, terms and conditions. We do not presently have any separate policies and procedures in place to review, approve or ratify transactions where there is a potential conflict of interest involving one of our officers and directors – as we expect will now be the case in the event Mr. Hofflich retains his interest in and relationship with Gale Force going forward and assuming Gale Force continues to be our customer. We intend to develop and implement such policies and procedures prior to accepting future orders from Gale Force.

There is no familial relationship between Mr. Hofflich and any of our existing officers or directors.

Mr. Hofflich’s compensation will be $120,000 in annual salary, plus incentive bonuses based on our total sales as described in his employment agreement. Mr. Hofflich’s employment agreement is attached hereto as Exhibit 10.2.

Mr. Hofflich retains beneficial ownership of 6,000,000 shares of our common stock by reason of a warrant we issued to Hofflich & Associates as compensation under the consulting agreement previously in place between us and Hofflich & Associates. The strike price on the warrant shares is $0.35 per share.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Employment Agreement – Frank Greco
10.2	Employment Agreement – David Hofflich
10.3	Master Purchase Agreement - Gale Force Master Fund LP - date December 20, 2013
99.1	Press Release dated August 27, 2014

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xzeres Corp.

/s/ Frank Greco

Frank Greco
President

Date: August 27, 2014

3